                                  EXHIBIT 12.1

                    STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

             CALCULATION OF RATIO OF EARNINGS TO TOTAL FIXED CHARGES
                              (DOLLARS IN MILLIONS)

                                                                                             YEAR ENDED DECEMBER 31,
                                                                                 ------------------------------------------------
                                                                                 2002    2001       2000         1999       1998
                                                                                 ----    ----      ------      -------      -----
Earnings:
Income (loss) from continuing operations                                          246     145         398         (670)       220
Add:
    Adjustment for distributions in excess of equity earnings and losses (a)        3     (13)        (14)         (30)        (8)
    Provision for income taxes                                                      4      43         201        1,095        (89)
    Minority equity in net income                                                   2       3           8           95         14
    Amortization of interest capitalized                                            1       1           1            1          4
                                                                                 ----    ----      ------      -------      -----
                                                                                  256     179         594          491        141
                                                                                 ----    ----      ------      -------      -----

Fixed Charges:
    Interest and other financial charges                                          356     403         460          567        473
    Interest factor attributable to rentals (b)                                    26      25          21           14         12
                                                                                 ----    ----      ------      -------      -----
                                                                                  382     428         481          581        485
                                                                                 ----    ----      ------      -------      -----

Earnings, as adjusted, from continuing operations                                 638     607       1,075      $ 1,072      $ 626
                                                                                 ====    ====      ======      =======      =====

Fixed Charges:
    Fixed charges above                                                           382     428         481      $   581      $ 485
    Interest capitalized                                                            6       7           3            8         14
                                                                                 ----    ----      ------      -------      -----
    Total fixed charges                                                           388     435         484      $   589      $ 499
                                                                                 ====    ====      ======      =======      =====

Ratio:
    Earnings, as adjusted, from continuing operations to fixed charges           1.64    1.40        2.22         1.82       1.25
                                                                                 ====    ====      ======      =======      =====


Notes:

(a) The adjustment represents distributions in excess of undistributed earnings and losses of companies in which at least 20% but less than 50% equity is owned.

(b) The interest factor attributable to rentals consists of one-third of rental charges, which is deemed by Starwood to be representative of the interest factor inherent in rents.